                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                          BELL INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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

                                   BELL LOGO
                             1960 EAST GRAND AVENUE
                       EL SEGUNDO, CALIFORNIA 90245-4608

Dear Shareholder:

     This year's Annual Meeting of Shareholders will be held on Wednesday, June 28, 2000, at 4:00 P.M., at the Doubletree Club Hotel, 1985 East Grand Avenue, El Segundo, California. Management hopes that you will come to the meeting and give us an opportunity to meet you and discuss any questions you may have.

     The formal notice of meeting and the Proxy Statement follow. The only formal action to be taken at the meeting is the election of the Board of Directors for the ensuing year. I urge you to review the Proxy Statement carefully and, at your earliest convenience, sign, date and mail the enclosed proxy card so that your shares will be represented at the meeting. A prepaid return envelope is provided for this purpose.

                                          Sincerely yours,

                                          TRACY A. EDWARDS
                                          President
May 19, 2000

                             BELL INDUSTRIES, INC.
                             1960 EAST GRAND AVENUE
                       EL SEGUNDO, CALIFORNIA 90245-4608

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 JUNE 28, 2000

     The Annual Meeting of Shareholders of Bell Industries, Inc., a California corporation, will be held at the Doubletree Club Hotel, 1985 East Grand Avenue, El Segundo, California, on Wednesday, June 28, 2000 at 4:00 P.M.

     The purpose of the meeting is to elect five directors to hold office until the next Annual Meeting of Shareholders and thereafter until their successors are elected and to transact any other business that may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on Friday, May 19, 2000 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, said meeting and any adjournment or adjournments thereof.

                                          By Order of the Board of Directors

                                          JOHN J. COST
                                          Secretary

May 19, 2000

     YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, OR IF YOU DO PLAN TO ATTEND AND WISH TO VOTE BY PROXY, PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, FOR WHICH A RETURN, STAMPED ENVELOPE IS PROVIDED. YOUR PROMPT RETURN OF THE PROXY CARD WILL HELP THE COMPANY AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION TO ASSURE A QUORUM AT THE MEETING.

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            OF BELL INDUSTRIES, INC.
                                 JUNE 28, 2000
                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is being mailed on or about May 19, 2000 to shareholders of Bell Industries, Inc. (the "Company") in connection with the solicitation of Proxies by the Company's Board of Directors for use at the Company's Annual Meeting of Shareholders to be held on June 28, 2000, or any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. Expenses relating to the proxy statement, the proxy and the solicitation thereof will be paid by the Company.

     The persons named in the accompanying proxy have advised the Company that they intend to vote the proxies received by them in their discretion for as many director nominees as the votes represented by such proxies are entitled to elect (see "Election of Directors"). Any shareholder may revoke his or her proxy at any time prior to its use by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date.

     Only shareholders of record at the close of business on Friday, May 19, 2000, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. At such record date, there were outstanding and entitled to vote approximately 8,798,415 shares of common stock. Each of the foregoing shares is entitled to one vote on all matters other than the election of directors. In connection with the election of directors, each shareholder is entitled to cumulate votes.

     A quorum must be present to take any action on a voting matter at the meeting. The presence in person or represented by proxy of the persons entitled to vote a majority of the shares constitutes a quorum. For purposes of determining the number of shares present in person or represented by proxy on voting matters, all votes cast "for," "against" or "abstain" are included. "Broker non-votes," which occur when brokers or other nominees are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, are not counted for the purpose of determining the number of shares present in person or represented by proxy on a voting matter.

                             ELECTION OF DIRECTORS

     In voting for directors of the Company, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shares are entitled, or to distribute the votes on the same principle among as many candidates as the shareholder chooses. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. For a shareholder to exercise cumulative voting rights, such shareholder must give notice of intent to cumulate votes prior to the vote at the meeting.

     The Company's Board of Directors presently consists of eight directors. Of these eight directors, five have chosen not to stand for re-election; these being Anthony L. Craig, Herbert S. Davidson, Gordon Graham, Milton Rosenberg and Theodore Williams. Messrs. Craig and Graham had been directors for over five years, Mr. Davidson since 1997, and Messrs. Rosenberg and Williams for over 25 years. Immediately prior to the Annual Meeting, the Company's By-laws will be amended to fix the number of authorized directors at five.

The Board believes that reducing its number from eight to five and the election of two new persons is desirable in light of the contraction of the Company's size and change in its direction over the last two years.

     The persons who are elected directors will hold office until the next Annual Meeting of Shareholders and thereafter until their successors are elected. Three of the five nominees are currently directors of the Company. The names and principal occupations of the nominees for election as directors, and the respective numbers of shares of voting stock of the Company beneficially owned, directly or indirectly, by each nominee are set forth below.

                                                             YEAR      SHARES BENEFICIALLY
                                                             FIRST         OWNED AS OF        PERCENT
           NAME AND PRINCIPAL OCCUPATION             AGE    ELECTED      APRIL 30, 2000       OF CLASS
           -----------------------------             ---    -------    -------------------    --------
John J. Cost(2)(3).................................  65      1971             17,506(5)          (4)
of Counsel Irell & Manella LLP, Attorneys
Tracy A. Edwards...................................  43      1999            133,577(6)         1.4%
President and Chief Executive Officer
James Lawson.......................................  44                        2,800             (4)
Partner, Lincoln Partners, investment bankers
Michael R. Parks...................................  37
Chairman and Chief Executive Officer
The Revere Group, technology consultants
Mark E. Schwartz(1)................................  39      2000              8,900             (4)
General Partner, Newcastle Partners, L.P.

---------------
(1) Member of Audit Committee.

(2) Member of Compensation Committee.

(3) Member of Nominating Committee.

(4) Less than 1% of total outstanding shares.

(5) Includes 14,800 shares with respect to Mr. Cost issuable pursuant to currently exercisable stock options issued under Bell's Non-employees Directors' Stock Option Plan.

(6) Includes 86,209 shares issuable pursuant to currently exercisable stock options.

(7) On February 1, 1999, the Company's Board of Directors declared a dividend distribution of one share purchase right ("Right") for each outstanding share of Common Stock to shareholders of record on February 1, 1999, and with respect to shares of Common Stock issued thereafter until certain events occur. Consequently, each share of Common Stock shown in this table and the tables set forth below includes an attendant Right.

     On February 1, 1999, Mr. Edwards was elected President and Chief Executive Officer, and a director of the Company. From January 1998 until that time, Mr. Edwards was the Executive Vice President of the Company and for more than five years prior to January 1998, Mr. Edwards served as the Company's Vice President and Chief Financial Officer. Mr. Edwards' business address is 1960 East Grand Avenue, Suite 560, El Segundo, California 90245-4608.

     Mr. Cost was a partner in the law firm of Irell & Manella LLP, Los Angeles, California, from 1969 through December 1994. Effective January 1, 1995, Mr. Cost retired as a partner of that firm and now acts "of counsel." He was elected Secretary in 1987. Irell & Manella LLP provide legal services to the Company. Mr. Cost's business address is 333 South Hope Street, Suite 3300, Los Angeles, California 90071.

     Since April 1, 1996, Mr. Lawson has been a Managing Director and Managing Member of Lincoln Partners, LLC, a privately held investment banking firm. From 1990 to 1996, Mr. Lawson was an Executive or

Managing Director with Peers & Co., an international merchant banking firm, owned by The Long-Term Credit Bank of Japan, Ltd., a Tokyo Stock Exchange company. Lincoln Partners and Peers have provided investment banking services to the Company. Mr. Lawson's business address is 181 West Adams, Suite 3750, Chicago, Illinois, 60602.

     Since 1992, Mr. Parks has been Chairman and Chief Executive Officer of The Revere Group, a privately held e-solutions technology consulting company. Mr. Parks' business address is 1751 Lake Cook Road, Suite 600, Deerfield, Illinois 60015.

     Mr. Schwarz, elected as a director in February 2000, is the sole general partner of Newcastle Partners, L.P., a private investment firm, since January 1993. Additionally, Mr. Schwarz was the Vice President and Manager of Sandera L.L.C., a private investment firm, from December 1995 to September 1999. Prior to that time, Mr. Schwarz was a securities analyst and portfolio manager for SCM Advisors, L.L.C., a registered investment advisor, from May 1993 to 1996. Mr. Schwarz served as a director of Aydin Corporation, a NYSE listed company, from October 1998 until its sale to L-3 Communications Corporation in April 1999. Mr. Schwarz's business address is c/o Newcastle Partners, 4514 Cole Avenue, Suite 600, Dallas, Texas 75205.

     If for any reason one or more of the nominees named above should not be available as a candidate for director, an event that the Board of Directors does not anticipate, the persons named in the enclosed proxy will vote for such other candidate or candidates as may be nominated by the Board and discretionary authority to do so is included in the Proxy.

DIRECTOR COMPENSATION

     During 1999, directors who were employees (except Mr. Cost) received no additional compensation for serving on the Board of Directors. Non-employee directors (including Mr. Cost) received an annual retainer of $40,000, plus $1,000 for each attendance at a meeting of the Board or a committee thereof which does not immediately precede or follow a meeting of the Board. Effective January 1, 2000, no director received an annual retainer except for Mr. Craig who is receiving an annual retainer of $25,000. The annual retainer to be received by the non-employee directors elected at the upcoming annual meeting of shareholders has not yet been determined. The Company had a directors' retirement plan for non-employee directors. Under the plan, directors having served at least ten years as a director after reaching the age of 65 are entitled to receive an annual retirement benefit of $40,000. Such payments will be made for the number of years equal to the number of years served as a director or until his or her death; provided, that a surviving spouse is entitled for a period of five years after death to continue to receive the same benefits that such director would have been so entitled to receive. If a director has reached age 60 and ceases to serve as a director at the request of the Company, he will be entitled to the same retirement benefits as if he retired at age 65. In the event of a change in control, a director leaving the Board would be entitled to receive an immediate lump sum payment of the present value of his accrued retirement benefit. In January 1996, the Company terminated the directors' retirement plan except to the extent rights thereunder were vested. The rights of Mr. Cost and Mr. Rosenberg (each a director for over 20 years) were fully vested under the plan; and, commencing January 1, 2000, each began receiving their annual retirement benefit. Messrs. Cost, Lawson, Parks and Schwarz are also entitled to receive stock options under the Company's Non-employee Directors' Stock Option Plan. Under the Plan, each non-employee director receives options for 10,000 shares upon his election as a director and an option for 1,000 shares for each year thereafter in which he is reelected. Pursuant to the Plan, Mr. Cost received options covering 10,000 shares in May 1996 when the Plan was first adopted and options covering 1,000 shares in May 1997, 1998 and February 2000. Mr. Schwarz received an option covering 10,000 shares in February 2000. Mr. Lawson and Mr. Parks also will each receive an option covering 10,000 shares in June 2000, if elected as a director.

     Options granted under the Plan are for a term of five years, vest and may be exercised six months from the date of grant and when granted have an exercise price equal to the market price of the Company's common stock on the date of grant.

                       INFORMATION REGARDING SHAREHOLDERS

PRINCIPAL SECURITY HOLDERS

     To the Company's knowledge, except as hereinafter described, no single shareholder owned of record or beneficially as of March 31, 2000 more than 5% of the Company's common stock. As of that date, Cede & Co., a nominee of securities depositories for various segments of the financial industry, held approximately 8,474,445 shares representing 91.9% of the Company's outstanding common stock, none of which was owned beneficially by such organization. Based upon reports filed through March 31, 2000 with the Securities and Exchange Commission, the Company believes that only the company named below beneficially owns five percent (5.0%) or more of the Company's common stock:

                                                              AMOUNT AND NATURE OF    PERCENT
            NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP    OF CLASS
            ------------------------------------              --------------------    --------
Dimensional Fund Advisors...................................        625,820             7.0%
  1299 Ocean Avenue, 11th Floor                                 (Direct)
  Santa Monica, California 90401

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the beneficial ownership of the Company's common stock of those executive officers of the Company listed in the "Summary Compensation Table" under EXECUTIVE COMPENSATION, who are not directors, as well as the beneficial ownership of common stock of all nominees for directors and executive officers of the Company as a group as of April 30, 2000. Information regarding the stock ownership of director nominees is contained in the prior table under ELECTION OF DIRECTORS.

                                                              AMOUNT AND NATURE OF    PERCENT
                  NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP    OF CLASS
                  ------------------------                    --------------------    --------
Russell A. Doll.............................................         11,500(2)           (1)
  Senior Vice President                                         (Direct)
  and Chief Financial Officer
Christopher G. Ferry........................................         25,287(3)           (1)
  Senior Vice President                                         (Direct)
Charles S. Troy.............................................         21,944(4)           (1)
  Vice President                                                (Direct)
All directors and executive officers as a group (eight
  persons)..................................................        221,514(5)          2.5%

---------------
(1) Less than 1% of the outstanding.

(2) Includes 7,500 shares issuable pursuant to currently exercisable stock options.

(3) Includes 21,960 shares issuable pursuant to currently exercisable stock options.

(4) Includes 21,300 shares issuable pursuant to currently exercisable stock options.

(5) Includes 151,769 shares issuable pursuant to currently exercisable stock options.

PERFORMANCE GRAPH

                                                  BELL INDUSTRIES, INC.           PEER GROUP(A)              BROAD MARKET(B)
                                                  ---------------------           -------------              ---------------
1994                                                       100                         100                         100
1995                                                       116                         168                         130
1996                                                       116                         319                         156
1997                                                        89                         234                         205
1998                                                        74                         158                         245
1999                                                       138                         102                         268

     (A) For the period December 31, 1998 through December 31, 1999, assumes $100 invested on December 31, 1994 and dividends reinvested. The Peer Group for this period consists of the following system integration companies:

Alphanet Solutions, Inc.               Manchester Equipment Company
Aztec Technology Partners              Microage, Inc.
CompuCom Systems, Inc.                 Micros-to-Mainframes, Inc.
Inacom Corporation                     Pomeroy Computer Resources

     The new Peer Group reflects the Company's principal business following the sale of its Electronics Distribution Group ("EDG") to Arrow Electronics Inc. ("Arrow") in January 1999.

     For the period December 31, 1994 through December 31, 1998, assumes $100 invested on December 31, 1994 and dividends reinvested. The Peer Group for this period consists of the following electronics distribution companies:

Arrow Electronics, Inc.                Kent Electronics Corp.
Avnet, Inc.                            Marshall Industries
Bell Microproducts, Inc.               NV-Horizons Electronics
Jaco Electronics Inc.                  Pioneer Standard Electronics

     (B) The Broad Market Index chosen was the New York Stock Exchange Market Index.

                             EXECUTIVE COMPENSATION

     The following table shows all cash compensation and certain other compensation paid to (i) the current and former chief executive officers and
(ii) the other four most highly compensated executive officers (the "Named Officers") for the three years in the period ended December 31, 1999 for services rendered in all capacities to the Company and its subsidiaries:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                     ANNUAL COMPENSATION             OPTIONS
                                               --------------------------------     (NUMBER OF
     NAME AND PRINCIPAL POSITION       YEAR     SALARY     BONUS(1)    OTHER(2)      SHARES)
     ---------------------------       ----    --------    --------    --------    ------------
Tracy A. Edwards.....................  1999    $315,000    $337,500    $  6,327      300,000
  President and                        1998     300,000     200,000      31,885        --0--
  Chief Executive Officer              1997     250,000      50,000      27,627       54,800
Russell A. Doll......................  1999     200,000     187,000       4,875       75,000
  Sr. Vice President and               1998     129,615     100,000      11,278        --0--
  Chief Financial Officer
Christopher G. Ferry.................  1999     250,000     179,000       4,887      150,000
  Senior Vice President                1998     175,000     307,099      19,500        --0--
                                       1997     160,577     267,122      17,878        --0--
Charles S. Troy......................  1999     175,000     148,000       2,692       75,000
  Vice President                       1998     175,000      50,000       --0--        --0--
                                       1977      47,115      16,667       --0--        --0--
Gordon Graham........................  1999      92,308       --0--     959,231        --0--
  Former President and                 1998     600,000       --0--      60,000        --0--
  Chief Executive Officer              1997     619,000      50,000      56,527       60,000

---------------
     Certain columns have not been included in this table because the information called for therein is not applicable to the Company or the individuals named above for the periods indicated.

(1) Includes bonuses accrued and earned for the period although paid in a later period. For example, executive bonuses earned in 1999 were not paid until February 2000. The 1999 bonuses for Messrs. Doll and Troy include $75,000 and $50,000, respectively, for their efforts related to the resizing of the Company's corporate structure. The 1998 bonuses for Messrs. Edwards, Doll and Troy related to the sales of the Company's electronics distribution and graphics imaging businesses.

(2) Consists of amounts contributed by the Company on behalf of the named individual under the Company's Savings and Profit Sharing Plan and Executive Deferred Income and Pension Plan. Additionally, with respect to Mr. Graham, includes $950,000 paid in 1999 pursuant to a severance agreement.

     The list of named officers does not include officers who left the Company in 1999 after the transition of certain EDG support systems to Arrow. These officers are D. J. Hough, Senior Vice President and Chief Information Officer (resigned effective April 30, 1999); Peter A. Resnick, Vice President and Controller (resigned effective August 31, 1999); and Steven A. Weeks, Vice President and Treasurer (resigned effective May 7, 1999).

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to the current and former chief executive officers and the Named Officers, concerning the grant of options during the twelve month period ended December 31, 1999:

                                           PERCENTAGE OF                              POTENTIAL REALIZABLE VALUE OF
                                               TOTAL                                     ASSUMED ANNUAL RATES OF
                                              OPTIONS       EXERCISE                     STOCK PRICE APPRECIATION
                                            GRANTED TO        PRICE                         FOR OPTION TERM(4)
                              OPTIONS      EMPLOYEES IN        PER       EXPIRATION   ------------------------------
           NAME             GRANTS(1)(2)    FISCAL 1999    SHARE(2)(3)      DATE           5%              10%
           ----             ------------   -------------   -----------   ----------   ------------    --------------
Tracy A. Edwards..........    300,000            37%          $4.13       1/23/09       $780,000        $1,974,000
Russell A. Doll...........     75,000             9%           4.13       1/23/09        195,000           493,500
Christopher G. Ferry......    150,000            18%           4.13       1/23/09        390,000           987,000
Charles S. Troy...........     75,000             9%           4.13       1/23/09        195,000           493,000
Gordon Graham.............        -0-           -0-             -0-                          -0-               -0-

---------------
(1) All options granted are exercisable in cumulative equal installments commencing one year from date of grant, with full vesting on the fourth anniversary date. Vesting may be accelerated in certain events relating to the change of the Company's ownership or certain corporate transactions.

(2) All exercise price per share data has been adjusted to reflect the Company's cash distributions totaling $7.00 per share during 1999.

(3) All stock options were granted at market value (closing price on the New York Stock Exchange -- Composite Transactions of the Company's common stock) on the date of grant.

(4) Reported net of the option exercise price. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not be indicative of the value that will actually be achieved or realized.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the current and former chief executive officers and the Named Officers, concerning the exercise of options during the twelve month period ended December 31, 1999 and unexercised options held as of December 31, 1999:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                                VALUE                  NUMBER OF                     VALUE OF
                                               REALIZED         UNEXERCISED OPTIONS AT        UNEXERCISED OPTIONS AT
                                            (MARKET PRICE          DECEMBER 31, 1999           DECEMBER 31, 1999(1)
                         SHARES ACQUIRED   AT EXERCISE LESS   ---------------------------   ---------------------------
         NAME              ON EXERCISE     EXERCISE PRICE)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            ---------------   ----------------   -----------   -------------   -----------   -------------
Tracy A. Edwards.......        -0-               $-0-           54,193         340,376        $40,303      $1,017,352
Russell A. Doll........        -0-                -0-              -0-          75,000            -0-         248,250
Christopher G. Ferry...        -0-                -0-            6,960         157,960            151         496,500
Charles S. Troy........        -0-                -0-           13,800          75,000            828         248,250
Gordon Graham..........        -0-                -0-           21,024          44,016            -0-             -0-

---------------
(1) Based upon the closing price on the New York Stock Exchange on that date ($7.44).

EMPLOYMENT AGREEMENTS

     In February 1999, the Company entered into an employment agreement with Mr. Edwards, the Company's President and Chief Executive Officer. This agreement provides for an annual salary of $315,000 plus a bonus dependent upon the Company achieving performance goals to be established from time to time by the Company's Compensation Committee. Further, for calendar 1999, Mr. Edwards was entitled to a minimum bonus of $150,000. The agreement also provides that Mr. Edwards would receive an amount equal to two times his annual salary in the event he no longer serves as President and Chief Executive Officer and such termination is by the Company without cause or by Mr. Edwards if there has occurred a material change in his duties, a reduction in his compensation or a "change in control" (as defined below) of the Company. Under such circumstances, Mr. Edwards would also receive payments under his severance agreement described below.

     The Company has severance agreements with its executive officers. Severance agreements currently in effect are with Messrs. Edwards, Doll, Ferry and Troy. Each of these agreements provides, in essence, that should there be a "change in control" (as defined) and the officer's employment is terminated either (i) involuntarily, without just cause, or (ii) voluntarily, if the officer has determined in good faith that his duties have been altered in a material respect or there has been a reduction in his compensation or employee benefits, then upon termination, the officer would be entitled to receive a severance payment. A "change in control" of the Company is generally defined as (i) any consolidation or merger of the Company, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have at least seventy-five percent (75%) ownership of the voting capital stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, (iii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, (iv) any person shall become the beneficial owner of thirty percent (30%) or more of the Company's outstanding common stock, or
(v) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason (except death) to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     The sale of the Company's electronics distribution business in January 1999 constituted a "change in control". After the sale of the Company's electronics distribution business Messrs. Hough's, Weeks' and Resnick's corporate functions were no longer needed, their employment ceased and they received $642,000, $141,000 and $284,000, respectively, under severance agreements entered into in October 1991, September 1993 and January 1997, respectively. Additionally, Messrs. Weeks and Resnick each received a payment of $60,000 in lieu of continued employee benefits under their severance agreements.

     Mr. Edwards' severance agreement entered into in April 1993 provides that if he is terminated under circumstances giving rise to a severance payment, the amount of such payment would be 295% of the "base amount" (generally equivalent to the highest twelve months compensation during such person's last three years prior to termination). In addition, under his severance agreement and employment agreement the Company agrees to pay Mr. Edwards the amount of any excise tax on the payment of any amount which constitutes an "excess parachute payment" under
Section 4999 of the Internal Revenue Code of 1986. The severance agreements with Messrs. Doll, Ferry and Troy entered into in April 1998, April 1996 and March 1998, respectively, provide that if they are terminated under circumstances giving rise to a severance payment, the amount of such payment would be the lesser of 150% of their "base amount" and the maximum amount payable that would not constitute an "excess parachute payment." In June 1999, Mr. Doll entered into a second severance agreement having substantially the same terms except the payment calculation would be 145% of the base amount.

     Mr. Graham had a severance agreement entered into in October 1991 pursuant to which he received $950,000 in February 1999 when Mr. Edwards assumed the office of President and Chief Executive Officer. Also, in February 1999, Mr. Graham entered into a three year consulting agreement that provides for annual payments of $250,000. These payments may be accelerated upon the occurrence of a "change in control" event. He receives no other payment for his services to the Company.

     In February 1999, the Company paid Mr. Williams, Bell's former Chairman of the Board, President and Chief Executive Officer approximately $1,723,000 owing him under his deferred compensation agreement ($1,446,000 ) and consulting agreement ($277,000). He was also paid an additional $277,000 in lieu of continued salary as Co-Chairman of the Board. Mr. Williams will receive no further moneys for his services to the Company.

     The Company has entered into Indemnity Agreements with all directors and all executive officers of the Company after having received shareholder approval at the Company's 1986 Annual Meeting. The Indemnity Agreements provide for indemnification of directors and officers in cases where indemnification might not otherwise have been available.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Cost, who is also a member of the Compensation Committee, is the Secretary of the Company. During 1999, he received as compensation for his services as Secretary, in lieu of the annual retainer for being a director, an amount equal to the annual retainer (approximately $40,000). Effective January 1, 2000, he is being paid $15,000 per year for his services as Secretary. In addition, he commenced receiving his retirement benefits of $40,000 per year under the Company's Non-Employee Director's Retirement Plan.

             COMPENSATION STRUCTURE AND COMMITTEE RESPONSIBILITIES

     The Company compensates its executive officers with two basic forms of compensation: cash (salary and incentive bonus) and stock options. The Company's earnings for 1997 and 1998 were not sufficient to warrant the payment of bonuses under the predetermined formula for incentive compensation based upon a minimum return on shareholders' equity, although special bonuses were awarded in 1998 in connection with the sale of two major segments of the Company's business. Further in January and December 1997 and January 1999, executives were awarded stock options under Bell's stock option plans at an exercise price equal to the fair market value for the underlying shares on the date of grant. No options were granted in calendar 1998. Following the Company's $5.70 cash distribution in June 1999 and the $1.30 cash distribution in December 1999, the exercise prices were reduced by the amount of the per share distributions.

     During fiscal 1999 and through the meeting date for the 2000 Annual Meeting, the Company's Compensation Committee consisted of Messrs. Cost, Craig, Davidson and Rosenberg. The duties of the Committee are to determine the overall compensation policy for the Company's executive officers, including specifically fixing the compensation of the chief executive officer.

     The following report is submitted by the Compensation Committee as it relates to both cash compensation of, and stock options granted to executive officers of the Company. This report is not deemed "filed" with the Securities and Exchange Commission and is therefore not intended to be incorporated by reference in any other document filed by the Company with the Commission.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Company's compensation philosophy is based upon the belief that the Company's success is the result of the coordinated efforts of all employees working towards common objectives. Its executive officer compensation program is composed of base salary, annual incentive cash bonuses and long-term incentive compensation in the form of stock options.

BASE SALARY

     The Committee attempts to set the base salary levels competitively with those paid by others in its Peer Group. In determining salaries, the Committee also takes into account individual experience and performance, past salary history and specific issues particular to the Company.

ANNUAL INCENTIVE BONUS

     Prior to fiscal 1994, cash bonuses were considered annually and awarded generally upon a subjective evaluation of the particular officer's performance for the year and were dependent upon the overall financial achievement of the Company during the year. For example, bonuses usually were not given in years where the Company's growth was nominal. Thereafter, the Committee established an incentive bonus program based upon the return on shareholders' equity and awarded incentive bonuses for those periods in accordance with such programs. For each period, no incentive bonus would be earned unless the Company's earnings exceeded a predetermined percentage minimum return on shareholders' equity as at the beginning of the period. If that minimum return was achieved, each executive officer (including the Chief Executive Officer) earned a bonus based upon the extent to which the Company's actual earnings exceeded the minimum return on shareholders' equity. For the fiscal years ended December 31, 1997 and 1998, the Company's return on shareholder's equity did not equal or exceed the predetermined percentage minimum; and therefore, no bonuses were earned under the formula plan. Although the Company's earnings for 1997 were less than necessary to achieve the minimum return on shareholders' equity previously established, the Committee awarded discretionary cash bonuses to six corporate officers in the aggregate amount of $206,667. The Committee believed that merit bonuses were justified that year due to the effort expended by such officers in connection with the integration of the business of Milgray Electronics that was acquired by the Company in January 1997. For calendar 1998, certain officers were granted special cash bonuses relating to the sale of the Company's electronics distribution and graphics imaging businesses. Each of these officers was instrumental in completing the sale of these two divisions. For the 1999 fiscal year, the Committee changed the incentive bonus criteria to one based upon the Company achieving a percentage of predetermined targeted net income. Under this new program, the Committee awarded a bonus of $225,000 to Mr. Edwards and bonuses aggregating $389,000 to three other executive officers. Additionally, special cash bonuses were awarded for that fiscal year to Messrs. Doll and Troy in recognition of their efforts in resizing the Company after the sale of the electronics distribution and graphics imaging businesses.

LONG-TERM INCENTIVE PROGRAM

     Currently, the Company's long-term incentive program consists of the award of stock options to executive officers and other key employees at current market prices. The grant of options with exercise prices at prevailing market prices is designed to align executive compensation and shareholder long-term interests by creating a direct link between long-term executive compensation and shareholder return as evidenced by increased stock market value.

     The Compensation Committee's current policy is to award significant amounts of stock options to executive officers and other key employees. Exercise prices are established equal to the fair market value of Bell's common stock on the date of grant. Options are usually for a term of five (5) or ten (10) years and become vested over a period of four (4) years dependent upon continued employment. The number of stock options granted to executive officers is based upon an evaluation of the particular officer's deemed ability to influence the long-term growth and profitability of the Company. Stock options were granted to the Company's executive officers in January 1997 and December 1997. Additionally, Mr. Edwards, Mr. Ferry, Mr. Doll and Mr. Troy were granted stock options covering 300,000, 150,000, 75,000 and 75,000 shares, respectively, in January 1999.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     On February 1, 1999, Mr. Edwards became President and Chief Executive Officer of the Company. His employment arrangements have been previously described. Salary for the Chief Executive Officer is based upon numerous factors, the most prominent being salaries earned by chief executive officers of comparable companies, the individual's past salary history and the complexity of the Company's business during his term.

                           Submitted By: John J. Cost (Chairman), Anthony Craig,
                                         Herbert Davidson and Milton Rosenberg.

                               OTHER COMPENSATION

SAVINGS AND PROFIT SHARING PLAN

     The Company established the Bell Industries' Employees' Savings and Profit Sharing Plan (the "PSP") in 1973 under which both employees and the Company may make contributions. The PSP will continue until terminated by the Board of Directors. Employees must contribute at least 1% of their annual compensation to participate in the PSP. The Board of Directors determines the Company's contribution to the PSP in its discretion. For the fiscal year ended December 31, 1999, the Company contributed $340,000 to the PSP.

EXECUTIVE DEFERRED INCOME AND PENSION PLAN

     In July 1993, the Company adopted an Executive Deferred Income and Pension Plan (the "EDP"). Under the EDP, each officer and such other highly compensated employees as the Board may designate are eligible to participate. Each participant may elect a percentage (not more than 10%) of his salary that he wishes to defer. Initially, the Company matched the amount of the chosen deferral. Such deferred sums are assigned to employee designated investment options which are funded through Company-owned life insurance policies. In 1999, the Plan was amended to eliminate the Company's matching contribution and fully vested previously unvested Company matching contributions. Effective January 1, 2000, the Plan was amended to reestablish a Company matching contribution in an amount equal to 50% of a participant's chosen deferral. The maximum annual Company matching contribution per participant is limited to the lesser of 50% of the deferred amount or $20,000.

     In the event of an unforeseen emergency, a participant may withdraw his deferred salary plus accrued earnings but no portion of the matching funds contributed by the Company. In such an event, the participant would be ineligible from participating in the EDP for a period of two years. After reaching age 62 and retiring, a participant may elect to have his benefit paid in a lump sum or payable over a period of 5 to 15 years.

     If a participant voluntarily resigns before age 62, he will be entitled to receive at age 62 only a pro-rata portion of Company matching funds through the date of his termination. That proration is based upon the period of EDP participation; the participant being fully vested after 12 years. If a participant dies while employed, his beneficiary would receive a lump sum payment equal to all amounts that have accrued for his benefit through date of death. If a participant's employment is terminated without cause or after a change in control, he will receive the same benefit as he would have received if his employment had been terminated due to death. If a participant is terminated for cause, or if the Board determines within one year after termination that cause existed at the time of termination, he will be entitled to receive in a lump sum payment only the amount attributable to his deferred salary plus accrued earnings.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held ten meetings during calendar 1999. Each director attended at least 80% of the meetings of the Board of Directors and the committees on which he served.

     The Board of Directors also has standing committees: an Audit Committee, a Compensation Committee, and a Nominating Committee. The Company does not currently have an acting Executive Committee. During calendar 1999, the Audit Committee consisted of Messrs. Cost, Davidson and Rosenberg and held one meeting during that year. The Audit Committee reviews periodic financial statements of the Company, reviews the independent accountants' scope of engagement, performance and fees, and reviews the adequacy of the Company's financial control procedures. The Compensation Committee was composed of Messrs. Cost, Craig, Davidson and Rosenberg and during calendar 1999 held one meeting. Its function is to fix compensation of the chief executive officer and other key executives and to administer various benefit plans, including the stock option plans, in which officers and employees may participate. Messrs. Cost, Rosenberg and Williams were members of the Nominating Committee which was established in March 1993. The Nominating Committee held no meetings during calendar 1999. Its function is to recommend individuals to be members of the Board of Directors.

                           ANNUAL REPORT ON FORM 10-K

     The Company will provide, without charge, a copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1999 upon the written request of any shareholder. This request should be directed to Mr. Russell A. Doll, Senior Vice President and Chief Financial Officer, Bell Industries, Inc., 1960 Grand Avenue, Suite 560, El Segundo, California 90245-4608.

                             SHAREHOLDER PROPOSALS

     If a shareholder wishes to have a proposal printed in the Proxy Statement to be used in connection with the Company's next Annual Meeting of Shareholders, tentatively scheduled for May 11, 2001, such a proposal must be received by the Company at its Corporate Office prior to December 18, 2000.

                                 MISCELLANEOUS

     PricewaterhouseCoopers LLP has been the Company's independent accountants for a number of years and has been selected to continue in such capacity for the current fiscal year. It is anticipated that a representative from PricewaterhouseCoopers LLP will attend the Annual Meeting of Shareholders, will be available to answer questions, and will be afforded the opportunity to make any statements the representative desires to make.

     The Board of Directors knows of no other matters that are likely to come before the meeting. If any such matters should properly come before the meeting, however, it is intended that the persons named in the accompanying form of proxy will vote such proxy in accordance with their best judgment on such matters. The Company's Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Company must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or, if less than 70 days notice or other public disclosure of the date of the annual meeting is given, not later than 10 days after the earlier of the date notice was mailed or public disclosure of the date was made). The notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting, (b) the shareholder's name and address, (c) the number of shares beneficially owned by such shareholder as of the date of the shareholder's Notice, and (d) any financial interest of such shareholder in the proposal. Similar information is required with respect to any other shareholder, known by the shareholder giving notice, supporting the proposal. Further, if the proposal includes the nomination of a person to become a director which person was not set forth in a proxy statement submitted to all shareholders pursuant to the federal proxy rules, such proposal shall contain all the information specified by such rules.

                                          By Order of the Board of Directors

                                          John J. Cost
                                          Secretary

May 19, 2000

PROXY

                             BELL INDUSTRIES, INC.
                             1960 East Grand Avenue
                       El Segundo, California 90245-4608

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Tracy A. Edwards and John J. Cost and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below, all the shares of common stock of Bell Industries, Inc. held of record by the undersigned on May 19, 2000, at the Annual Meeting of Shareholders to be held on June 28, 2000 or any adjournment or postponement thereof.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)





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
                                                            Please mark
                                                            your votes as
                                                            indicated in
                                                            this example [X]

The Board of Directors recommends a vote FOR the        FOR ALL NOMINEES      WITHHOLD AUTHORITY
election as Directors of the nominees listed below:   (EXCEPT AS MARKED TO        TO VOTE FOR
                                                        THE CONTRARY BELOW)       ALL NOMINEES

1. ELECTION OF DIRECTORS:                                      [ ]                    [ ]
   Nominees: J. Cost, T. Edwards, J. Lawson,
   M. Parks, M. Schwarz

(INSTRUCTION: To withhold authority to vote for an individual nominee write that nominee's name on the space provided below).

________________________________________________________________________

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

ACCOUNT NUMBER            SHARES                      PROXY NUMBER

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted for the election of all nominees as directors.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Please sign exactly as name appears at left.

Signature(s)________________________________________ DATED: ____________,2000
When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
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